Exhibit 11. Statement Re Computation of Per Share Earnings

(In 000's, except per share data)

                                              Quarters ended March 31,
Primary                                           1996     1995
Earnings:
 Net earnings                                   $ 3,109  $ 2,535
 Deduct dividends on preference stock               633      634

 Net earnings applicable to common stock        $ 2,476  $ 1,901

Shares:
 Weighted average number of common
  shares outstanding                             14,708   14,853
 Dilutive effect of outstanding
  options and rights (as determined
  by the application of the treasury
  stock method at the average market
  price for the period)                             115       59
 Weighted average number of shares
  outstanding, as adjusted                       14,823   14,912

Primary earnings per share                      $  0.17  $  0.13


Fully diluted
Earnings:
 Net earnings                                   $ 3,109  $ 2,535
 Deduct dividends on preference stock (1)           633      634

 Net earnings applicable to common stock        $ 2,476  $ 1,901

Shares:
 Weighted average number of common
  shares outstanding                             14,708   14,853
 Dilutive effect of outstanding
  options and rights (as determined
  by the application of the treasury
  stock method at the higher of the
  closing or the average market price
  for the period)                                   143       59

 Weighted average number of shares
 outstanding, as adjusted                        14,851   14,912

Fully diluted earnings per share                $  0.17  $  0.13

                              -14-


Exhibit 11. Statement Re Computation of Per Share Earnings (continued)

(In 000's, except per share data)
                                             Quarters ended March 31,
                                               1996           1995

Additional Fully Diluted Computation (2)
Earnings:
 Net earnings                                $ 3,109        $ 2,535

Shares:
 Weighted average number of common shares
  outstanding                                 14,708         14,853
  Dilutive effect of outstanding options and
  rights (as determined by the application of
  the treasury stock method at the higher of
  the closing or average market price for
  the period)                                    143            59
 Shares issuable from assumed exercise of
  convertible preference stock                 1,682         1,688

 Weighted average number of shares
  outstanding, as adjusted                    16,533        16,600

Fully diluted earnings per share             $  0.19       $  0.15



(1) The inclusion of preference stock in the fully dilutive computation would have an anti-dilutive effect on earnings per share.

(2) This calculation is submitted in accordance with Securities Exchange Act of 1934, Regulation S-K, paragraph 229.601 (b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

                                -15-